June 26th, 2005

PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this June 26th,2005 (the “Effective Date”), by and between InspireMD Ltd., an Israeli corporation (the “Company”), and Eli Bar I.D. No. 059078873 of Moshav Megadim POB 273, 30875  (the “Employee”).

WHEREAS, Employee wishes to be employed by Company and Company agrees to employ Employee, as of the Commencement Date of Employment and throughout the Term (as such terms are defined hereunder): and;

WHEREAS the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.	Representations and Warranties

Employee represents and warrants to Company that as of the Commencement Date of Employment –

1.1.
Employee is free to be employed by the Company pursuant to the terms contained in this Agreement and there are no contracts, impediments, and/or restrictive covenants preventing full performance of the Employee’s duties and obligations hereunder.

1.2.	Employee has not been indicted and/or found guilty of any criminal act of moral turpitude.

1.3.	Employee has the requisite qualifications, knowledge and experience to perform his obligations under this Agreement.

Company represents and warrants that there is no impediment preventing it from entering into this Agreement with Employee.

2.	Term of Agreement

2.1.
Employee’s employment with Company shall commence on the Effective Date (the “Commencement Date of Employment”) and shall continue until terminated in accordance with the provisions of Section 7 hereof (the “Term”).

3.	Position

3.1.	Employee shall be employed by Company in the position of Engineering Manager (the ”Position”) and shall devote 100% of his business time in said position. .

3.2.
During Employee’s employment with Company, Employee shall have the authority, functions, duties and responsibilities, as from time to time may be stipulated by Ofir Paz, CEO of the company.. (his "Managers")

3.3.
It is hereby acknowledged and agreed that Employee’s Position in the Company shall be deemed a senior position and/or one which requires a special degree of trust, and/or is a position which does not enable the Company to supervise the work and rest hours of the Employee; therefore, the provisions of The Work and Rest Hours Law, 1951 (the “Work and Rest Hours Law”), do not and shall not apply to Employee’s employment with Company.

3.4.	It is hereby further stated that the Salary, as defined hereinafter, is agreed herein on the mutual assumption that the Work and Rest Hours Law is not applicable as aforesaid.

June 26th, 2005

4.	Employee’s Duties

Employee affirms and undertakes throughout the Term:

4.1.
To devote no less than  100% of his working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of his duties with Company.

4.2.	To perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position.

4.3.	To comply with the directives of his managers.

4.4.	To travel abroad from time to time if and as may be required pursuant to his Position.

4.5.
Not to receive, at all times, whether during the Term and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with his employment with Company, without the Company’s prior written authorization.

4.6.	To immediately and without delay inform his Managers of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company.

4.7.
Not to use any trade secrets or proprietary information in such a manner that may breach any confidentiality and/or other obligation Employee may have undertaken relating to any former employer(s) and/or any third party.

5.	Compensation

5.1.
Subject to and in consideration of Employee’s fulfillment of his obligations in pursuance of this Agreement, Company shall pay Employee a monthly gross salary in the amount of NIS 25000  (the “Salary”).

5.2.	The Salary shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

5.3.	Israeli income tax and other applicable withholdings with respect to the Salary have been and shall be deducted from the Salary by the Company at source.

5.4.
The Salary shall serve as the basis for deductions and contributions to managers’ insurance policy and advanced study fund (keren hishtalmut) pursuant to sections 6.1 and 6.2 hereunder, and for the calculation of all social benefits.

6.	Social and Fringe benefits

6.1.	Managers’ Insurance

6.1.1.
Company shall contribute an aggregate monthly amount equal to 15.83% of the Salary as premium on a Managers’ Insurance (Bituach Menahalim) policy of Employee’s choice which shall include a possibility of an insurance pension fund. (“Managers’ Insurance Policy”), as of the Effective Date.

6.1.2.
The abovementioned contributions by Company shall be as follows: 8.33% towards severance pay, 5% towards compensatory payments, and Company’s contribution towards disability insurance, shall be in accordance with an insurance policy for disability allowance, as such insurance is approved by the Minister of Labor and Social Welfare, up to 2.5% of the Salary, or up to the sum which shall provide for a disability allowance equal to seventy five percent (75%) of the Employee’s Salary during the disability period of Employee, the lesser of the two.

6.1.3.
Employee shall contribute, and for that purpose Employee irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to 5% of the Salary to such Managers’ Insurance Policy.

June 26th, 2005

6.1.4.	Employee shall bear any and all taxes in connection with amounts paid by Employee and/or Company to the Managers’ Insurance Policy pursuant to this Section 6.1.

6.1.5.
Company and Employee, respectively declare and covenant that as evidenced by their respective signatures, they hereby undertake to be bound by the general settlement authorized as of 9.6.98 pertaining to Company’s payment to the benefit of pension funds and insurance funds, on account of severance payment in pursuance of the Severance Payment Act (1963)

6.1.6.
It is further agreed that such payment contribution made by Company towards the Manager’s Insurance Policy as above mentioned, shall be on account of severance payment due to Employee under any circumstances in which Employee shall be entitled to severance payment subject to the applicable law, including but not limited to the Severance Payment Law (1963).

6.1.7.	The full amount of the severance payment will be calculate by the following equation, the last salary multiple by numbers of years.

6.2.	Advanced Study Fund

6.2.1.
Company shall contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”) acceptable to Company, as of the Effective Date.

6.2.2.
In addition, Employee shall contribute, and for that purpose, Employee hereby irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Employee’s participation in such Advanced Study Fund.

6.2.3.
In case of termination initiated by the Employee or by the Employer, the Employee will be entitled to get an ownership on the Advance Study Fund with component and the Manager insurance plane, Employee and Employer contributions.

6.2.4.	Only in the event of a Termination for Cause (as defined hereinafter) Employee shall only be entitled to his accumulated contributions to the Advanced Study Fund.

6.3.	Vacation

6.3.1.	Employee shall be entitled to an annual leave of 18 net working days per year of employment.

6.3.2.	Each such leave shall be scheduled with adequate regard to the needs of the Company.

6.3.3.	Accrual of unused annual leave days shall not limited.

Sick Leave

Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law - 1976. Notwithstanding the foregoing, Employee shall be entitled to full sick leave pay commencing upon the first day of illness.

6.4.	Recreation Pay

Employee shall be entitled to annual recreation pay (Dmey Havra’a) in an amount to be determined in accordance with Israeli regulations as in effect from time to time with respect to such pay.

June 26th, 2005

6.5.	Expenses

6.5.1.
Company shall reimburse Employee for any out-of-pocket expenses from time to time properly incurred by Employee in connection with his employment by Company, provided that such expenses have been approved in advance by Company. As a condition to such reimbursement, Employee shall provide Company with copies of all invoices, receipts and other evidence of expenditures as might be required by Company policy from time to time.

6.6.	Company Car

6.6.1.
Company shall provide Employee with a car, to be placed at Employee’s disposal, for his business and reasonable personal use, subject to, and in accordance with, the Company’s procedures and the provisions of this Section (the “Car”).

6.6.2.
Employee hereby declares that he is aware that in order to provide him with the Car, Company shall lease the Car from a leasing company, pursuant to a car lease agreement, and the parties agree that the monthly cost to the Company for the leasing of the Car shall not exceed N.I.S. 2500.

6.6.3.
Employee shall take good care of such Car and ensure that Company’s rules and the provisions of the insurance policy and of the car lease agreement relating to the use of said Car, are strictly, lawfully and carefully observed.

6.6.4.	Employee shall bear and pay for the following:

6.6.4.1	All expenses relating to any violation of law committed in connection with the use of the Company Car, including without limitation, all penalties and/or fines and/or legal costs; and

6.6.4.2	The cost of any deductible amount charged the Company for damage caused to the Car in connection with the use of the Car; and

6.6.4.3
Employee hereby irrevocably authorizes Company to set off and deduct all amounts that may be owed to Company under this Section from and against the Salary and/or any other amounts due to Employee from Company under the Employment Agreement.

6.6.5.
The value of the monthly use of the Car shall be added to the Salary, in accordance with income tax regulations applicable thereto, as straightforward income, and Employee shall bear any and all taxes applicable to him in connection with said Car and the use thereof.

6.6.6.
Employee shall return the Car (together with its keys and any other equipment supplied and/or installed therein) to Company’s principal office upon termination of his employment under this Agreement. Employee shall have no rights of lien with respect to the Car and/or any of said other equipment.

6.7.	Salary Other Considerations:

6.7.1.	Not applicable

6.8.	Military Reserve Duty

6.8.1.	Employee shall inform his Managers of any military reserve duty Employee has been ordered to perform, immediately after he has been notified of the same.

June 26th, 2005

6.8.2.
In the absence of Employee, due to military reserve duty, Employee shall be entitled to receive his Salary, including payments for social benefits and other rights to which Employee is entitled pursuant to this Agreement.

6.8.3.
Employee undertakes to provide Company with proper confirmation of active military reserve duty, so that Company may collect from the National Insurance Institute all amounts to which Employee and/or Company is entitled in connection with such service.

7.	Term and Termination

7.1.
Either party may, at any time, during the Term, furnish the other party hereto with a written notice that this Agreement is terminated (the “Termination Notice”). The Termination Notice may be with or without cause and must be furnished to the other party at least 60 days prior to the Termination Notice having effect (the “Notice Period”).

7.2.	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:

7.2.1.
During the Notice Period, Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Employee during the course of his employment with Company.

7.2.2.
If company decides to waive employee’s services before end of “notice period”, employee will be entitled to full salary, social and fringe benefits, advances study funds, vacation etc.  until the end of the “notice period” as if she worked the whole “notice period".

For the removal of doubt, it is clarified that, in the event Company waives any and/or all of Employee’s services with Company during the Notice Period as aforesaid, Employee shall, immediately, upon receipt of notice of such waiver, return to Company any and all equipment provided to him for purposes of the performance of his duties under this Agreement, other then the car which shall be returned upon the expiration of the notice period.

7.3.
The provisions of Sections 7.1 and 7.2 above notwithstanding, Company, by furnishing a notice to Employee, shall be entitled to terminate his employment with Company with immediate effect where said termination is a Termination for Cause. Only in the event of such termination, without derogating from the rights of Company under this Agreement and/or any applicable law, Employee shall not be entitled to severance pay and/or to any of the consideration specified in Section 7.2 above and/or to Company’s contributions to the Advanced Study Fund. In addition, and in the event of the occurrence of the circumstances set forth in Section 6.1.6 above, Employee shall not be entitled to the severance pay component in the Managers’ Insurance Policy and/or to Company’s contributions to the compensatory payments component in the Manager’s Insurance Policy.

7.4.
As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has committed a dishonorable criminal offense; (ii) Employee is in breach of his duties of trust or loyalty to Company; (iii) Employee deliberately causes harm to Company’s business affairs; (iv) Employee breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of this Agreement.

June 26th, 2005

7.5.
Notwithstanding anything to the contrary in Section 7.2 above and without derogating from Company’s rights pursuant to any applicable law, in the event that Employee shall terminate his employment with Company with immediate effect or upon shorter notice than the Notice Period, Company shall have the right to offset the Salary and/or any benefits to which Employee shall have otherwise been entitled for his employment hereunder during the Notice Period, or any part thereof, as the case may be, from any other payments payable to Employee.

8.	General Provisions

8.1.	Employee shall not be entitled to any additional bonus, payment or other compensation in connection with his employment with Company, other than as provided herein or as determined by his Managers.

8.2.
Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

8.3.
Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.4.
Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

8.5.
This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the State of Israel in any dispute related to this Agreement.

8.6.
This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, supersedes all prior agreements and understandings between the parties with respect thereto.

8.7.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

8.8.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duly authorized representatives.

9.	Other Provisions

9.1.

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

InspireMD Ltd., By: ______________ Title:_____________ Date: June 8th, 2005	__________________ Eli Bar Date: June 8th, 2005